Exhibit (c)(7)
PRELIMINARY AND CONFIDENTIAL Project Wrigley Presentation to the Special Committee of the Board
Goldman, Sachs & Co. December 20, 2010

PRELIMINARY AND CONFIDENTIAL
Disclaimer Goldman, Sachs & Co. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) for the information and assistance of the Special Committee of the Board of Directors of Sheffield (the “Company”) in connection with its consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market an d other conditions as in effect on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information.

PRELIMINARY AND CONFIDENTIAL
Table of Contents I. Executive Summary II. Review of the U.S. P&C and Surety Markets III. Sheffield Overview IV. Sheffield Market Update V. Benchmarking Analysis VI. Preliminary Review of Potential Strategic Alternatives VII. Next Steps Appendix A: Additional Background Materials

I. Executive Summary Executive Summary 1

PRELIMINARY AND CONFIDENTIAL
Update on Process To Date
Week of Key Items / Events October 25 On October 29th, Sheffield received offer for $22/share from Fullerton November 8 Sheffield Special Committee retained Latham & Watkins as legal advisor November 22 Sheffield Special Committee retained Goldman Sachs as financial advisor Preliminary kick off call with Sheffield Special Committee and its advisors Press release on engagement of financial and legal advisors released pre-market on November 24 th November 29 Organizational call with Sheffield Special Committee and its advisors regarding key action items, framework of financial analysis / alternatives materials, key due diligence topics and tactical issues to consider Begin weekly calls with Sheffield Special Committee and its financial and legal advisors Call to Fullerton’s financial advisors by Goldman Sachs Calls to listen to views of a number of Sheffield shareholders who reached out to Sheffield management and the Special Committee December 6 Goldman Sachs and Latham met with Sheffield CEO, CFO and General Counsel to conduct preliminary business and financial due diligence Goldman Sachs conducted follow-up calls with Sheffield CEO and CFO to discuss further details regarding business and financial information Sheffield management retained Ilios to perform stock watch services December 13 Additional follow-up calls with Goldman Sachs, Sheffield CFO and CEO to discuss business and financial information Latham negotiated engagement of Milliman on behalf of the Special Committee; Sheffield Special Committee retained Milliman to conduct an independent study of Sheffield reserves Latham in discussion with Fullerton’s legal advisor regarding the sharing of financial information Sheffield begins receiving daily shareholder update lists from Ilios December 20 Meeting with Sheffield Special Committee and its financial and legal advisors Executiive Summary 2

PRELIMINARY AND CONFIDENTIAL
II. Review of the U.S. P&C and Surety Markets Review of the U.S. P&C and Surety Markets3

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Key Themes and Observations for the U.S. Surety Market

Top Line Growth / Pricing	■ Premium growth is likely to be negligible near term as most surety writers have experienced reduced demand from both a revenue constrained public sector and a cautious private sector ■ While surety results remained strong in 2009 despite the economy, signs of challenges may emerge in the near-term: — Public sector revenues have been supported by stimulus aid; construction spending may decrease without this support — A number of banks supporting surety buyers have faced financial challenges and have been forced to limit lending. As a result, contractors have reduced access to liquidity which may lead to increasing surety losses ■ While most industry premium comes from the public sector, there are significant opportunities in the private sector (i.e., reverse flow market, lenders hurt by contractor failures may drive increased bonding of private work, etc.) ■ Terms / conditions have seen some competitive pressure over the last two years (less so on pricing); however, top lines should benefit from the lessons learned during the recent recession (i.e., lenders burned by contractor failures during the recession)
Profitability	■ Although surety is a small line in aggregate (~1% of P&C industry DPW), surety has generated a disproportionate amount of total underwriting profits (~9% of the pre-tax underwriting profits for the P&C industry) over the last four years with an average statutory combined ratio of ~75% ■ Surety writers have experienced lower loss ratios vs. the P&C industry (32% vs. 72% in 2009), however expense ratios are significantly higher for surety writers vs. the P&C industry (47% vs. 28% in 2009) ■ Commercial insurers with large surety books are able to realize economies of scale and achieve lower expenses
Balance Sheet	■ Normalized operating ROEs have been declining due to capital build-up in the industry ■ There has been relatively little loss activity in older accident years; these reserves have become sufficiently mature allowing surety writers to release reserves
Consolidation / M&A Dynamics	■ Primary players in the surety market include Travelers, Chubb, Sheffield, Hartford, Liberty Mutual and Zurich ■ Over the last decade, there has been a "roll-up" among surety insurers — Travelers completed 3 large transactions including Aetna's P&C operations in 1996, surety operations of Reliance in 2000 and merger with St. Paul Companies in 2004 (St. Paul had acquired USF&G and Seaboard Surety earlier) — ACE acquisition of CIGNA's surety book in 1999; Liberty Mutual's acquisition of Safeco in 2008 ■ Requirement for highly skilled underwriters and stickiness (importance of relationships / history with key distributors) has made it difficult for insurers to organically grow a large surety book

Review of the U.S. P&C and Surety Markets 4

PRELIMINARY AND CONFIDENTIAL U.S. P&C Industry vs. U.S. Surety Market Last 10 Years Premium Growth Calendar Year Loss & LAE Ratio 14.6% 15.3% 80.8% 88.1% 81.0% 11.5% 77.4% 74.4% 72.3% 10.0% 74.5%72.7% 8.1% 8.6% 7.4% 65.2% 3.7% 5.2% 66.7% 71.3% 70.7% 68.0% 2.8% 64.0% 2.3% 5.2% 53.6% 3.6% 0.7% (1.1)% 0.4% 31.5% (0.4)% 35.5% (1.5)% 31.9% (3.9)% 22.3% 22.7% (8.1)% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 Expense Ratio Combined Ratio 55.0% 122.6% 52.2% 117.0% 119.4% 50.4% 47.8% 48.8% 47.1% 110.1% 121.8% 44.8% 107.3% 105.4% 49.4% 115.8% 101.9% 101.0% 47.7% 46.8% 98.5% 92.4% 100.1% 100.7% 95.8% 28.8% 86.7% 79.5% 27.9% 28.2% 81.7% 27.2% 26.0% 25.6% 27.4% 27.5% 68.1% 25.4% 26.2% 70.2% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 P&C Industry Surety Industry Source: SNL Financial, statutory filings, Dowling & Partners 2010 Surety Primer report Review of the U.S. P&C and Surety Markets 5

Comparison of Selected P&C and Specialty Peers Selected Trading Metrics Large, Commercial Insurers 1 1.4 x 30-Sep-10 y = 0.1053x — 0.0344 Closing % of 52 Equity Price / R [2] = 0.6531 Price Week Market P/E P/B TBV ROACE Dividend Debt / Company 17-Dec-2010 High Cap ($mm) 2011 ex. AOCI ex. AOCI 2011 Yield Cap Chubb 1.2 x Sheffield — Sheffield $23.85 99.8% $1,065 10.4 x 1.09 x 1.27 x 9.2% 0.0% 2.9% Current Fullerton 27.02 93.2 7,284 9.8 0.70 0.71 6.2 0.0 20.3 Travelers ACE 1.0 x Large Commercial Insurers Sheffield Travelers $55.18 96.1% $25,897 9.2 x 1.04 x 1.23 x 9.8% 2.6% 23.4% AOCI) Pre-Offer ACE 61.05 98.1 21,196 8.1 1.02 1.25 10.9 2.2 16.4 0.8 x Fullerton Chubb 59.20 98.7 18,436 10.1 1.26 1.30 10.7 2.5 22.1 Hartford 26.17 88.3 13,143 7.2 0.65 0.69 8.5 0.8 26.8 Median 97.1% 8.6 x 1.03 x 1.24 x 10.2% 2.3% 22.8 % P/B (ex. 0.6 x Hartford Specialty Insurers Arch $88.66 96.7% $4,570 9.9 x 1.14 x 1.15 x 9.8% 0.0% 13.1% 0.4 x American Financial 32.36 99.4 3,569 9.2 0.90 0.96 8.0 2.0 17.3 HCC 28.46 98.4 3,312 9.7 1.06 1.44 9.6 2.0 10.5 Hanover 47.08 98.6 2,147 11.5 0.94 1.02 7.3 2.1 26.3 0.2 x RLI 51.66 95.5 1,088 14.0 1.65 1.72 9.6 2.2 9.9 Median 98.4% 9.9 x 1.06 x 1.15 x 9.6% 2.0% 13.1% 0.0 x 5.0% 7.0% 9.0% 11.0% 13.0% 2011 ROE Source: Bloomberg 1 Note: regression analysis for specialty insurers not significant. Review of the U.S. P&C and Surety Markets 6

PRELIMINARY AND CONFIDENTIAL Indexed Stock Price Performance 3-Year Performance 1-Year Performance 140% 170% 62.5% 20.0% 160% 120% Sheffield Prior to Announcement: (3.2)% 10.4% 150% 100% (13.4)% 140% Sheffield Prior to 80% Price Price Annuncement: 31.1% (20.1)%Indexed Indexed 130% 60% 120% 20.4% 18.8% 16.9% 40% 110% 20% 100% 0% 90% Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Dec-09 Feb-10 Apr-10 Jun-10 Aug-10 Oct-10 Dec-10 Daily from 17-Dec-2007 to 17-Dec-2010 Daily from 17-Dec-2009 to 17-Dec-2010 Fullerton Sheffield Large, Commercial Lines [1] Specialty [2] Source: Bloomberg 1 Large Commercial Lines index includes: Travelers, Chubb, Hartford and ACE. 2 Specialty index includes: American Financial Group, RLI, HCC, Arch Capital and Hanover Group. Review of the U.S. P&C and Surety Markets 7

PRELIMINARY AND CONFIDENTIAL Historical Valuation Multiples Last 10 Years Price-to-Earnings History Price-to-Book History 20x Average Average 2.5x 1 Year 3 Years 5 Years 10 Years 1 Year 3 Years 5 Years 10 Years Fullerton 9.4 x 7.4 x 8.4 x 9.0 x Fullerton0.69 x 0.61 x 0.82 x 0.81 x 18x Sheffield 7.9 7.6 8.5 9.4 Sheffield 0.83 0.89 1.14 1.23 Large, Commercial Lines [1] 0.97 1.01 1.20 1.36 Large, Commercial Lines [1] 8.0 7.5 8.1 9.0 2.1x 16x Specialty [2] 0.97 1.01 1.18 1.17 Specialty [2] 9.1 8.3 9.1 10.1 14x Multiple 1.7x Multiple 12x P/E 10.4x 1.3x 10x 9.8x 1.09x 2011 9.9x 1.06x 8x 8.6x P/B (ex AOCI) 0.9x 1.03x 6x 0.70x 0.6x 4x 2x 0.2x Dec-00 Aug-02 Apr-04 Dec-05 Aug-07 Apr-09 Dec-10 Dec-00 Aug-02 Apr-04 Dec-05 Aug-07 Apr-09 Dec-10 Daily from 08-Dec-2000 to 17-Dec-2010 Daily from 08-Dec-2000 to 17-Dec-2010 Fullerton Sheffield Large, Commercial Lines [1] Specialty [2] Source: Bloomberg 1 Large, Commercial Lines index includes: Travelers, Chubb, The Hartford and ACE. 2 Specialty index includes: American Financial Group, RLI, HCC, Arch Capital and Hanover Group. Review of the U.S. P&C and Surety Markets 8

PRELIMINARY AND CONFIDENTIAL III. Sheffield Overview Sheffield Overview 9

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Overview of Sheffield

($ in millions, except per share data)

Key Observations

- Decrease in GPW due to slowdown in the construction market and weaker economy, partially offset by government stimulus
- Loss activity remains favorable – potential reserve releases for 4Q2010
- Underwriting remains consistent – Sheffield has written similar classes of business over the last 5 years
- Expenses remain under control
- Continue to strengthen surplus and capital flexibility

Gross Premiums Written


'05-'09 GPW CAGR: 1.2%
'05-'09 NOI CAGR: 33.2%
$417.5
$451.4
$471.7
$467.1
$438.3
$341.3
$37.1
$83.6
$92.8
$111.3
$117.1
$79.2
2005
2006
2007
2008
2009
YTD'10
Gross Premiums Written
Net Operating Income

Breakdown of Gross Premiums Written


8%
33%
59%
8%
30%
63%
7%
29%
64%
7%
29%
64%
8%
30%
63%
2005
2006
2007
2008
2009
Contract
Small Commercial
Large Commercial

Underwriting Ratios[1]


94.8%
79.4%
78.4%
73.3%
71.8%
75.7%
43.4%
36.7%
25.7%
24.3%
25.7%
24.5%
29.3%
18.7%
24.6%
16.5%
28.8%
22.1%
2005
2006
2007
2008
2009
2010YTD
Combined Ratio
CY Loss Ratio
AY Loss Ratio

Book Value Per Share and ROE[2]


8.4%
16.0%
15.0%
15.5%
13.9%
11.0%
$11.00
$12.90
$15.13
$17.37
$20.85
$23.48
2005
2006
2007
2008
2009
2010 Q3
BVPS
ROE

Source: Company filings, SNL Financial, Sheffield management
[1] Based on data from Sheffield management.
[2] Book value per share based on stated book value per share figure disclosed in 10K, 10Qs and press releases. ROE based on full year figure; ROE for 09/2010 based on annualized YTD net income.

Sheffield Overview 10

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Sheffield Branch Network

As of September 30, 2010

($ in millions)


Seattle, WA
Total Staff: 3
Portland, OR
Total Staff: 4
Sacramento, CA
Total Staff: 4
San Francisco, CA
Total Staff: 5
Southern California, CA
Total Staff: 5
Salt Lake City, UT
Total Staff: 5.5
Phoenix, AZ
Total Staff: 5
Denver, CO
Total Staff: 8
Minneapolis, MN
Total Staff: 10
Sioux Falls, SD
Total Staff: ~400
Kansas City, MO
GPW: $4.3
Total Staff: 5
Dallas, TX
Total Staff: 8
Houston, TX
Total Staff: 5.5
San Antonio, TX
Total Staff: 6
Grand Rapids, MI
Total Staff: 3
Milwaukee, WI
Total Staff: 3
Chicago, IL
Total Staff: 9
Detroit, MI
Total Staff: 4
Indianapolis, IN
Total Staff: 5
St. Louis, MO
Total Staff: 2
Louisville, KY
Total Staff: 3
Columbus, OH
Total Staff: 4
Toronto, ON
Total Staff: 4
Pittsburgh, PA
Total Staff: 3
Albany, NY
Total Staff: 3.5
Massachusetts
Total Staff: 5.5
Connecticut
Total Staff: 3
New York, NY
Total Staff: 4
Philadelphia, PA
Total Staff: 7
Baltimore, MD
Total Staff: 7
Nashville, TN
Total Staff: 3
Charlotte, NC
Total Staff: 6
Atlanta, GA
Total Staff: 7
Birmingham, AL
Total Staff: 3.5
New Orleans, TX
Total Staff: 4.5
Orlando, FL
Total Staff: 9
San Juan, FL
Total Staff: 3

Region	YTD Premiums	% of Total
Central[1]	$68.6	31%
Northeast	$36.1	17%
Northwest	$20.6	9%
Southeast	$47.2	22%
Southwest	$45.9	21%

Source: Sheffield management

[1] *Central region premiums and contribution exclude the contribution from Sioux Falls.*

Sheffield Overview 11

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Sheffield Market Share Statistics

($ in millions)

Sheffield Market Share (Surety Line Only[1])


$317
$333
$360
$371
$389
$418
$451
$472
$467
$438
8.2%
8.8%
9.6%
8.7%
8.3%
8.4%
8.3%
8.0%
7.9%
7.8%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
Sheffield GPW
Sheffield Market Share

Small Commercial[2]

	2004	2005	2006	2007	2008
Probate[3]	15.8 %	15.0 %	14.8 %	14.4 %	14.3 %
License & Permit[4]	11.4 %	11.8 %	11.8 %	11.1 %	11.0 %
GC Local L&P	38.1 %	38.5 %	40.5 %	39.7 %	37.9 %
Motor Vehicle Dealer	55.1	56.8	56.9	51.9	47.7
Defective Title	44.8	43.8	46.8	46.2	45.9
Public Official	38.7 %	39.8 %	31.8 %	32.2 %	34.1 %
Notary	62.5 %	66.3 %	48.2 %	45.6 %	48.1 %
Overall	10.1 %	10.7 %	10.0 %	9.5 %	10.0 %

Contract

	2004	2005	2006	2007	2008
Overall	9.3 %	9.1 %	8.7 %	8.6 %	9.1 %

Source: The Surety Association of America (SAA)

Note: Line of business market share data (i.e., License & Permit, Motor Vehicle, Defective Title, Notary) is based on self-reported figures from members of the SAA. Industry totals are based on company filings. As a result, Sheffield management believes the line of business market share figures may be skewed higher than actual.

[1] Market share statistics for surety line only; does not include fidelity and other.

[2] 2009 data not available.

[3] A probate bond guarantees an honest accounting and faithful performance of duties by fiduciaries / trustees. These bonds are required by courts or statutes as estates of deceased persons, incompetent persons, and minors are set up and administered

[4] License bonds guarantee the principal (general contractor, electrician, plumber, etc.) will comply with applicable codes and regulations established by the oblige (city, town, state).

Sheffield Overview 12

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Small Commercial: Market Overview

Per Discussion with Sheffield Management

Description

- Transactional commercial surety bonds with small obligations
  - Major risk classifications include: license and permit, probate / fiduciary, public and federal official, court and judicial public official and supply & service contractors
  - Selected E&O insurance products sold as companion products
- Relationship- and service-focused business
  - Placement of small commercial bonds is controlled by insurance agents and brokers, including independent agents and outsourced surety providers for captive agents (e.g., Farmers, American Family, Allstate)
  - Customers require prompt and efficient service
- Requires minimal underwriting

Selected Market Dynamics

- Market is highly competitive, with very little product differentiation
- Competition largely based on commission and service; also susceptible to some rate pressure
- Profitability has remained consistent over time
  - While commission and other expenses are high, loss ratios are consistently low
- Low switching rate given uniformity of rates and commission among competitors. Also, small premium transactions make cancel / re-write process costly
- Competitors include large commercial lines players (e.g. Hartford, Liberty Mutual / Safeco, RLI) as well as many small, regional players

Sheffield Strengths / Advantages

- Recognized as market leader in small commercial market
  - Depth / breadth of product availability and knowledge including extensive library of bond forms
- Successful automated platform – with Direct Bill, Internet bONdLINE and Automatic Renewal – combined with live customer service center (1-day response service)
  - Automation reduces customers' opportunities / incentive to switch and supports high volume of transactions
  - Ability to foster agent loyalty through personal delivery methods (i.e., live customer service center, traveling marketing reps and telemarketing unit)
- Has achieved significant scale with installed network of 34,000 insurance agents; 40 dedicated marketing reps for these agents

Sheffield Challenges / Risks

- Sheffield's e-commerce suite for independent agents is behind its competitors (e.g., self-serve tools, value-added services)
  - These tools and services will accelerate agency portal development
- Volume focused business
  - Weaker presence in selected large-volume states including CA, TX and NY
  - Underserved markets include accounts >$50K and direct marketing opportunities for accounts <$5K
- Potential risk of state recovery funds[1] – difficult to get bond requirement back once replaced by recovery fund
- Risk of federal, state or local laws loosening mandate for use of surety bonds (i.e., eliminate requirement, unreasonable penalty)

[1] *State recovery funds are state agencies that go into the bonding business to provide surety guarantees / protection for the public.*

Sheffield Overview 13

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Corporate Commercial: Market Overview

Per Discussion with Sheffield Management

Description

- Large commercial products include workers' compensation bonds, reclamation / coal mining bonds and appeal bonds
- Customers are primarily Fortune 500 and Fortune 1000 companies
  - Surety susceptible to large losses when corporate defaults rise
- Products distributed through independent agents and brokers
- Surety acts as a contingent unsecured creditor, unless bond is collateralized

Selected Market Dynamics

- Traditional large commercial market highly competitive
- Growth in large commercial premiums driven by non-construction contract bonds
- Prices and terms have seen some competitive pressure, particularly for larger sized bonds ($50mm to $100+mm) and selected types of commercial bonds
  - Currently a capacity constraint for specific large commercial bonds (i.e. appeal bonds)
- Competitors are large commercial lines players including ACE, Travelers, Chubb and Zurich

Sheffield Strengths / Advantages

- Remains an opportunistic segment for Sheffield – ability to dial exposure up or down
- Sheffield has maintained a strong financial position throughout the financial crisis given its focus on credit and the benefit of its experience from previous soft markets
  - Maintains combined ratios of less than 80%
  - Potential reserve redundancy in this segment

Sheffield Challenges / Risks

- Sheffield is a relatively small player compared to the primary competitors
  - Large commercial is a small portion of total gross premiums written (~$30mm)
- Continuing to rebuild reputation and presence in the large commercial market after significant cut-back in appetite in early 2000
- Loss experience and results can be volatile
  - Susceptible to large claims as a result of corporate defaults (e.g., Enron)

Sheffield Overview 14

PRELIMINARY AND CONFIDENTIAL Total Commercial: Business Overview Gross Premiums Written 1 Large Account Distribution by Bonded Liability 2005 2010 Corporate $100+mm Commercial 10% 24% $100+mm 19% $50mm- $25mm-$50mm- $25mm- $100mm $50mm $100mm $50mm 33% Small 57% 19% 63% Commercial 76% # of Domestic Bonds / Total Policies in Force Average Bond Penalty / Policy Limit ($ in thousands) 2,594 2,505 2,409 2,463 2,373 $20.4 $19.5 $19.4 $19.9 $19.8 2,228 $19.2 $14.7 $14.2 $14.2 $14.1 $14.5 $14.8 2004 2005 2006 2007 2008 2009 2004 2005 2006 2007 2008 2009 % of Commercial Fidelity and Other Total PIF 98.6% 98.8% 98.8% 98.8% 98.7% 98.7% Source: Company filings, Sheffield management 1 Pie chart based on data for YTD as of September 30, 2010. Sheffield Overview 15

PRELIMINARY AND CONFIDENTIAL Total Commercial: Key Performance Metrics ($ in millions) Gross Premiums Written Underwriting Income $46.6 $44.0 $171.5 $39.8 $168.9 $36.0 $166.2 $166.0 $166.9 $29.2 2005A 2006A 2007A 2008A 2009A 2005A 2006A 2007A 2008A 2009A Underwriting Ratios Claims Over $5 Million 82.3% 104.5 73.0% 77.8% 76.6% $70.1% $5.5 55.1% 57.1% 57.6% 55.9% 54.0% $54.4 Superior National $54.7 25.8% $40.6 24.6% Enron 23.3% 25.2% 19.0% $27.0 22.7% 25.0% $44.6 19.0% 19.0% 14.3% $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 2005A 2006A 2007A 2008A 2009A 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 YTD AY Loss Ratio CY Loss Ratio Exp. Ratio Combined Ratio 2010 Source: Company filings, Sheffield management Sheffield Overview 16

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Total Contract: Market Overview

Per Discussion with Sheffield Management

Description

- Contract surety bonds include bid bonds, performance bonds, payment bonds, maintenance bonds and service bonds
- Customer segmentation based on contractor work program:

	"Fast Track"	"The Gap"	Branch	"Jumbo"
Program Size	< $500K	$500K - $1M	>$1M - $250M	>$250M
Market Size (*Surety Assoc.*)	$100M	$250M	$2B	$1B
Sheffield GPW	$25M	$5M	$260M	$10M

- Underwriting based largely on credit quality of contractors and sub-contractors; underwriting of smaller-sized programs (i.e., <$500K) based on algorithm and personal credit reports
- Average length of contract bonds are approximately 1-year

Sheffield Strengths / Advantages

- Strong reputation / brand as dedicated, monoline surety writer
  - National reach with regional underwriting capabilities through 37 branch offices across the U.S.
- Focuses on "Fast Track" and branch contract, however has the flexibility to play across the market
  - Sheffield market share: 13% (branch) and 25% ("Fast Track")
- Focuses predominately on public sector contracts – minimal impact from slowdown in residential construction
- Firmly entrenched with "installed base" of contractors
  - Knowledge of thousands of contractors from years of credit modeling, u.w. due diligence, monitoring of contractors
  - High persistency rates with clients given high switching costs
- "Reverse flow"[1] business showing strong growth / momentum

Selected Market Dynamics

- Stringent underwriting terms and conditions have persisted through the financial crisis, with minimal to no change in rates
- Exposure to losses has continued to be minimal
  - Credit quality of contractors has improved -- at the onset of financial crisis, contractors had ample cash on hand, reduced overhead and postponed new equipment purchases
- Contract surety has benefited from public sector construction (supported by government stimulus), however, lag in private sector construction has led to erosion in premiums
- Intense competition at all levels below the jumbo market
  - Competition increases as size of contractors decrease
  - Lack of capacity in the jumbo market – competitors include Travelers, Liberty, Chubb and Zurich

Sheffield Challenges / Risks

- Perceived to be focused on small- to mid-sized accounts
  - Sheffield building market share in the Northwest / West
- Deterioration in underwriting standards can lead to volatile loss experience
- Concentrated exposure to construction firms
  - While contract segment has performed well despite the downturn in the U.S. construction market, Sheffield is susceptible to higher frequency of claims and losses if the construction economy encounters continued difficulties
- Competitors turning focus to public sector contracts given lack of private, residential contracts; increases competition in already highly mature customer segments
- Jumbo market historically more difficult given co-surety issues[2]

[1] Reverse flow market includes foreign companies requiring surety bonds in the United States.
[2] "Co-surety" or joint-insurer accounts include other sureties in order to manage aggregate exposure.

Sheffield Overview 17

PRELIMINARY AND CONFIDENTIAL Total Contract: Business Overview Gross Premiums Written 1 Accounts by Type 2 Accounts by Work Program 2 $100mm to $150mm >$150mm Heating / Air 2% 3% Small Contract Conditioning 10% International 9% $50mm to 4% $100mm Not Available General 10% 6% Construction 23% Other 44% Electrical $10mm to $1mm to 9% $25mm $10mm Branch Contract Supplier / 86% $25mm to 22% 47% Distributor $50mm 7% Road / Bridge 10% 8% # of Domestic Bonds / Total Policies in Force Average Bond Penalty / Policy Limit ($ in thousands) 33 32 30 30 31 $1,192 $1,237 29$1,181 $1,150 $1,011 $924 2004 2005 2006 2007 2008 2009 2004 2005 2006 2007 2008 2009% of 1.4% 1.2% 1.2% 1.2% 1.3% 1.3% Total PIF Source: Company filings, Sheffield management 1 Pie chart based on data for YTD as of September 30, 2010. 2 Pie charts based on data for YTD as of June 30, 2010. Sheffield Overview 18

PRELIMINARY AND CONFIDENTIAL Total Contract: Key Performance Metrics ($ in millions) Gross Premiums Written Underwriting Income $86.2 $79.2 $305.7 $300.3 $55.0 $285.2 $266.8 $248.7 $37.3 $(28.6) 2005A 2006A 2007A 2008A 2009A 2005A 2006A 2007A 2008A 2009A Underwriting Ratios Claims Over $5 Million $115.2 114.8% $29.7 83.8% 78.8% 67.7% 68.5% 60.0% Dick Corp 55.7% 53.2% $85.5 $54.8 52.9% 53.8% 59.7% 54.9% 30.4% 25.6% 31.9% 32.5% $35.6 $26.2 $29.9 $28.4 28.1% 25.6% 14.7% $5.1 $8.3 $6.6 $6.1 14.7% $0.0 $0.0 2005A 2006A 2007A 2008A 2009A 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 YTD AY Loss Ratio CY Loss Ratio Exp. Ratio Combined Ratio 2010 Source: Company filings, Sheffield management. Sheffield Overview 19

PRELIMINARY AND CONFIDENTIAL Sheffield Capital and Reserve Position ($ in millions) CAGR / 12/31/06 12/31/07 12/31/08 12/31/09 09/30/10 Average Reserve for Losses and Loss Expenses $434 $473 $429 $406 $440 0.3% Reserve Development — Favorable 1 5 5 46 54 22 NA Statutory Surplus 349 442 555 679 783 24.0% NPW / Average Surplus 1.3 x 1.0 x 0.9 x 0.7 x 0.6 x 0.9 x Debt $31 $31 $31 $31 $31 0.2% GAAP Equity 566 668 767 923 1,041 17.6% Debt / Total Capital 5.1% 4.4% 3.9% 3.2% 2.9% 3.9% BCAR 260.0% 285.0% 316.0% 417.7% 480.0% 351.7% Treasury Limit 2 $35 $44 $55 $67 $77 23.6% Sheffield has access to Fullerton’s Treasury underwriting limitations through a surety quota share treaty between Sheffield and Fullerton. From July 1, 2010 through June 30, 2011, the underwriting limitations of Fullerton utilized under the quota share treaty total $892.1mm Source: SNL Financial, Company fillings, Sheffield management 1 Reserve development for the year to date period. 2 The U.S. Department of Treasury underwriting limitations are based on an insurer’s statutory surplus. The maximum size (net retention) of a single federal surety bond is 10% of statutory surplus. Sheffield Overview 20

PRELIMINARY AND CONFIDENTIAL Sheffield Investment Portfolio Overall Composition and Fixed Income Portfolio Breakdown — As of September 30, 2010 ($ in millions) Pre-tax net unrealized gain of $101.9mm at September 30, 2010 If interest rates increased by 100 basis points, there would be a net decrease of approximately $69mm in the fair value of Sheffield’s investment portfolio Fixed Income Portfolio Investment Composition Maturity Credit Government & Agency 4.4% BBB Below BBB MBS / ABS/ Equity 2.2% 3.0% CMBS 0.1% 9.6% ABS 6.0% >10 years 16.0% A AAA 24.7% 33.6% 5-10 years Corporate Municipal 49.0% 33.5% 52.4% 1-5 years 29.0% AA 36.5% Total: $1,470 Total: $1,468 Total: $1,468 Fixed Income %: 99.9% Average Duration1 : 4.28 Years Weighted Average Credit Quality: AA- Average Yield: 4.18% (5.17% tax equivalent) Source: Company fillings, Sheffield management 1 Adjusted for estimated duration of municipal bonds Sheffield Overview 21

PRELIMINARY AND CONFIDENTIAL IV. Sheffield Market Update Sheffield Market Update 22

PRELIMINARY AND CONFIDENTIAL Sheffield Share Price Performance Since January 2000 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 YTD Share Price Average $12.14 $13.86 $13.49 $9.28 $11.05 $13.89 $18.22 $19.75 $14.92 $15.73 $17.65 High 14.88 15.65 16.40 11.07 13.93 15.40 22.29 23.18 20.50 19.69 23.90 Low 10.56 12.55 7.50 6.67 9.51 12.50 14.92 16.00 9.50 11.81 13.87 ADTV (‘000s) Value $753 $444 $577 $451 $291 $527 $1,159 $1,712 $1,617 $1,455 $1,570 # of Shares 61 32 47 48 26 38 63 88 108 93 81 $30 Current Fullerton Offer: $22.00 $23.85 Price (USD) $20 Closing $10 A B C D E F G H I $0 Jan-00 Oct-01 Aug-03 Jun-05 Apr-07 Feb-09 Dec-10 Daily from 01-Jan-2000 to 17-Dec-2010 Sheffield A Mar-2000 Received $13.00 offer from Fullerton E Jan-2004 Exits small / specialty contract segment B May-2000 Fullerton withdraws offer F Nov-2004 Sale of 34% stake in De Montfort Insurance to HCC C Dec-2000 Began withdrawal from large commercial market G Jun-2006 Re-enters large commercial market D Nov-2002 Announces suspension of quarterly dividend H Jan-2010 Enters reverse flow and Jumbo markets I 29-Oct-2010 Receives offer from Fullerton for $22 per share Source: Bloomberg, company press releases, data from Sheffield management Sheffield Market Update 23

PRELIMINARY AND CONFIDENTIAL Sheffield Daily Pricing Since Fullerton’s Current Offer Since November 1, 2010 (First Trading Day Post Announcement) 107% 105% 3.6% 3.0% 103% 3.0% 101% 99% Price 97% (4.3)% Indexed 95% Since 01-Nov (1-Day Post Annouc.) 93% Travelers (1.1)% Chubb 1.6 91% Hartford 10.4 ACE 1.2 Since 29-Oct (1-Day Prior to Annouc.) American Financial 5.2% 89% Sheffield 23.9% RLI 1.9 HCC 6.2 Fullerton (2.5) 87% Arch Capital 1.4 Large Commercial Lines [1] 3.5 Hanover Group 3.3 Specialty [2] 4.3 85% 1-Nov-2010 8-Nov-2010 15-Nov-2010 22-Nov-2010 29-Nov-2010 6-Dec-2010 13-Dec-2010 Daily from 01-Nov-2010 to 17-Dec-2010 Sheffield Fullerton Large Commercial Lines [1] Specialty [2] Source: Bloomberg 1 Large Commercial Lines index includes: Travelers, Chubb, Hartford and ACE. 2 Specialty index includes: American Financial Group, RLI, HCC, Arch Capital and Hanover Group. Sheffield Market Update 24

PRELIMINARY AND CONFIDENTIAL Exchange Ratio — Last 10 Years Sheffield / Fullerton Relative Stock Price Performance Exchange Ratio 1 Yr 3 Yr 5 Yr 10 Yr 220% 1 Mth 1 Yr 3 Yr 5 Yr 2.40x Sheffield 1.8% 62.5% 20.0% 60.9% Average 0.66 x 0.79 x 0.67 x 0.56 x Fullerton 2.5 20.4 (20.1) (19.3) 190% 83.5% 2.00x 160% 1.60x 130% Ratio Price Exchange 1.20x Indexed 100% 0.88x (26.6)% 0.80x 70% 0.50x 0.40x 40% 10% 0.00x Dec-00 Aug-02 Apr-04 Dec-05 Aug-07 Apr-09 Dec-10 Dec-00 Aug-02 Apr-04 Dec-05 Aug-07 Apr-09 Dec-10 Daily from 15-Dec-2000 to 17-Dec-2010 Daily from 18-Dec-2000 to 17-Dec-2010 Sheffield Fullerton Sheffield / Fullerton Median Source: Bloomberg Sheffield Market Update 25

PRELIMINARY AND CONFIDENTIAL Illustrative Merger Arbitrage Analysis Illustrative Implied Final Deal Price 1 Illustrative Closing Date $25.03 31-Mar-11 30-Jun-11 30-Sep-11 31-Dec-11 Annualized 7.0% $24.34 $24.79 $25.25 $25.72 Return 9.0 24.47 25.03 25.62 26.22 Illustrative Target 11.0 24.60 25.28 25.99 26.72 13.0 24.73 25.52 26.35 27.22 Premium to Current Fullerton Offer Premium to Undisturbed Price 2 Illustrative Closing Date Illustrative Closing Date $0.00 31-Mar-11 30-Jun-11 30-Sep-11 31-Dec-11 31-Mar-11 30-Jun-11 30-Sep-11 31-Dec-11 Annualized 7.0% 10.7% 12.7% 14.8% 16.9% Annualized 7.0% 26.5% 28.8% 31.2% 33.6% Return Return 9.0 11.2 13.8 16.4 19.2 27.1 30.0 33.1 36.2 9.0 Illustrative Target 11.0 11.8 14.9 18.1 21.4 Illustrative Target 11.0 27.8 31.3 35.0 38.8 13.0 12.4 16.0 19.8 23.7 13.0 28.4 32.6 36.9 41.4 Source: Bloomberg. Market data as of 17-Dec-10 1 Assumes buy-in at current price of $23.85 as of 17-Dec-10 and annual interest on cash of 0.50%. 2 29-Oct-10 Sheffield undisturbed price of $19.25. Sheffield Market Update 26

PRELIMINARY AND CONFIDENTIAL Sheffield Shares Traded Analysis 1 Month 1 Year 1,400 9,000 1,200 8,000 7,000 1,000 (000) 6,000 800 (000) Volume 5,000 Volume 600 4,000 3,000 400 2,000 200 1,000 0 0 23.45 23.49 23.54 23.59 23.63 23.68 23.72 23.77 23.81 23.86 13.87 14.87 15.88 16.88 17.88 18.88 19.89 20.89 21.89 22.90 to to to to 23.48 23.90 14.86 23.90 Daily from 18-Nov-2010 to 17-Dec-2010 Daily from 18-Dec-2009 to 17-Dec-2010 Weighted Average Price: 23.58 USD Weighted Average Price: 19.36 USD Total Shares Traded as Percent of Shares Outstanding: 5.34% Total Shares Traded as Percent of Shares Outstanding: 45.61% 3 Years Since IPO 25,000 60,000 20,000 50,000 40,000 (000) 15,000 (000) Volume Volume 30,000 10,000 20,000 5,000 10,000 0 0 9.50 10.94 12.38 13.82 15.26 16.7 18.14 19.58 21.02 22.46 4.25 6.21 8.18 10.15 12.11 14.07 16.04 18 19.97 21.93 to to to to 10.93 23.90 6.21 23.90 Daily from 18-Dec-2007 to 17-Dec-2010 Daily from 12-Jun-1987 to 17-Dec-2010 Weighted Average Price: 16.54 USD Weighted Average Price: 14.33 USD Total Shares Traded as Percent of Shares Outstanding: 160.72% Total Shares Traded as Percent of Shares Outstanding: 569.01% Source: Bloomberg Sheffield Market Update 27

PRELIMINARY AND CONFIDENTIAL Research Analyst Views on Sheffield FBR Estimates Rating Hold FBR Capital Markets, 29-Oct-2010 and 01-Nov-2010 Reports Price Target $30.00 2011 EPS $2.30 2011 ROE 9.20% FBR Estimates Rating Hold Price Target $30.00 2011 EPS $2.30 2011 ROE 9.20% Source: FBR Capital Markets research, dated 29-Oct-2010 and 01-Nov-2010 Sheffield Market Update 28

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Current Sheffield Shareholder Base – Top 20 Holders

Change in Ownership from September 30, 2010 to December 16, 2010

(In thousands)

	Investor Name	30-Sep-10 Shares	30-Nov-10 Shares	Δ from 30-Sep-10	16-Dec-10 Shares	Δ from 30-Nov-10	Total Δ from 30-Sep-10	% Shares Outstanding	Voting Subscription
1	Dimensional Fund Advisors, Inc.	3,107.6	3,050.6	(57.0)	3,075.6	25.0	(32.0)	6.9 %	ISS & Glass Lewis
2	GAMCO Investors, Inc.	1,816.2	1,500.0	(316.2)	1,500.0	0.0	(316.2)	4.1	NA
3	Royce & Associates, L.L.C.	1,580.4	1,200.4	(380.0)	1,200.4	0.0	(380.0)	3.6	Glass Lewis
4	Blackrock Advisors, LLC (BGI)	830.9	850.9	20.0	888.0	37.1	57.1	2.0	ISS
5	Northern Trust Global Investments	1,000.2	830.2	(170.0)	816.2	(14.0)	(184.0)	1.9	ISS
6	Vanguard Group Inc.	806.5	820.5	14.0	805.5	(15.0)	(1.0)	1.8	ISS & Glass Lewis
7	Columbia Management (RiverSource)	715.1	715.1	0.0	690.1	(25.0)	(25.0)	1.6	Glass Lewis
8	ClearBridge Advisors, LLC	670.9	620.9	(50.0)	620.9	0.0	(50.0)	1.5	ISS
9	State Street Global Advisors	346.6	346.6	0.0	315.6	(31.0)	(31.0)	0.7	ISS
10	OppenheimerFunds, Inc.	338.1	338.1	0.0	295.1	(43.0)	(43.0)	0.7	ISS
11	Tiedemann Investment Group	0.0	161.0	161.0	228.0	67.0	228.0	0.5	ISS
12	Goldman Sachs Asset Management	215.3	215.3	0.0	215.3	0.0	0.0	0.5	NA
13	TIAA-CREF Investment Management, L.L.C.	206.8	206.8	0.0	206.8	0.0	0.0	0.5	ISS
14	LSV Asset Management	203.9	203.9	0.0	190.9	(13.0)	(13.0)	0.4	Glass Lewis
15	Kennedy Capital Management, Inc.	397.7	220.7	(177.0)	185.7	(35.0)	(212.0)	0.4	NA
16	Russell Investment Group	177.0	177.0	0.0	177.0	0.0	0.0	0.4	ISS
17	North Star Partners, LP	153.5	173.5	20.0	176.5	3.0	23.0	0.4	NA
18	Delphi Management Inc.	176.4	176.4	0.0	176.4	0.0	0.0	0.4	NA
19	Pentwater Capital Management, L.P.	0.0	136.5	136.5	165.0	28.5	165.0	0.4	NA
20	Alpine Associates, L.P.	0.0	158.0	158.0	150.0	(8.0)	150.0	0.3	NA

Source: Ilios Partners
Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period.

Sheffield Market Update 29

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Current Sheffield Shareholder Base – Other Active Holders

Change in Ownership from September 30, 2010 to December 16, 2010

(In thousands)

	Investor Name	30-Sep-10 Shares	30-Nov-10 Shares	Δ from 30-Sep-10	15-Dec-10 Shares	Δ from 30-Nov-10	Total Δ from 30-Sep-10	% Shares Outstanding	Voting Subscription
26	PanAgora Asset Management Inc.	95.1	95.1	0.0	101.1	6.0	6.0	0.2 %	NA
28	Freestone Capital Management, Inc.	169.4	169.4	0.0	80.4	(89.0)	(89.0)	0.2	NA
30	Keane Capital Management	83.9	83.9	0.0	74.9	(9.0)	(9.0)	0.2	NA
32	Walthausen & Co., LLC	205.0	83.0	(122.0)	63.0	(20.0)	(142.0)	0.1	NA
36	Florida State Board of Administration	48.2	57.2	9.0	57.2	0.0	9.0	0.1	NA
42	GAM London Limited	0.0	30.3	30.3	45.3	15.0	45.3	0.1	NA
44	AllianceBernstein L.P.	57.4	57.4	0.0	42.4	(15.0)	(15.0)	0.1	NA
45	TFS Capital, LLC	14.1	48.1	34.0	42.1	(6.0)	28.0	0.1	NA
49	PowerShares Capital Management, L.L.C.	118.4	50.0	(68.4)	38.0	(12.0)	(80.4)	0.1	NA
54	Great Oaks Capital Management, LLC.	25.3	28.6	3.2	28.6	0.0	3.2	0.1	NA
58	Citadel, L.P.	0.0	17.0	17.0	19.5	2.5	19.5	0.0	NA
60	D.E. Shaw & Co., Inc.	27.9	0.0	(27.9)	18.0	18.0	(9.9)	0.0	ISS
65	Ohio Public Employees Retirement System	22.7	15.5	(7.3)	15.5	0.0	(7.3)	0.0	Glass Lewis
68	HighMark Capital Management, Inc.	34.7	34.7	0.0	15.0	(19.7)	(19.7)	0.0	NA
75	Petrus Securities L.P.	12.3	10.0	(2.3)	10.0	0.0	(2.3)	0.0	NA
83	Whitebox Advisors, L.L.C.	197.1	27.1	(170.0)	5.0	(22.1)	(192.1)	0.0	NA
89	First Wilshire Securities Management, Inc.	60.8	10.8	(50.0)	3.0	(7.8)	(57.8)	0.0	NA
91	March Partners L.L.C.	0.0	1.8	1.8	1.8	0.0	1.8	0.0	NA
109	Golden Capital Management, L.L.C.	280.9	150.9	(130.0)	0.0	(150.9)	(280.9)	0.1	NA

Source: Ilios Partners
Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period.

Sheffield Market Update 30

PRELIMINARY AND CONFIDENTIAL V. Benchmarking Analysis Benchmarking Analysis 31

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Overview of Top Surety Competitors

Data for FY2009

($ in millions)

Rank	Group / Company Name	Surety DPW	As % of Total DPW	AM Best Rating	Comments
1	Travelers	$ 924	4.3 %	A+	■ Competes in all segments of contractor market above $1mm programs. Major player in jumbo market
2	Liberty Mutual/Safeco	723	2.9	A	■ Competes in all segments of contractor market. Dedicated structure for smaller contractors. Accumulated small commercial volume through mergers
3	Zurich	487	1.7	A	■ Competes in all contractor segments above $1mm. Offers Subguard product[1]
4	Sheffield	406	93.2	A	
5	Chubb	277	2.9	A++	■ Focuses on larger / jumbo contractors
6	Hartford	181	1.7	A	■ Dedicated small commercial service center. Middle market contractor market. No co-surety (joint-insurer basis)
7	HCC	165	13.1	A+	■ Active acquirer - especially in the small / specialty contract segment
8	International Fidelity	147	99.9	A-	■ Contract appetite up to $40mm
9	ACE	109	1.4	A+	■ Large commercial focus. Small to lower end of middle market contractors
10	Hannover	100	3.5	A	■ Recent aggressive growth in contract business
11	Great American	96	2.8	A	■ Strong regional player in contract segments up through smaller end of large contractors
12	NAS Surety (Swiss Re)	94	8.7	A	■ Contract appetite up to $35mm program. Large custom bond writer
13	Lexon / Bondsafeguard	87	99.5	A-	■ Competes in smaller end of mid-sized contractors
14	Arch	79	4.3	A	■ Middle-market contract. New leadership
15	Chartis Group (AIG)	77	0.3	A	■ Limited to jumbo contractors
16	RLI	77	12.5	A+	■ Competes in commercial and small contract markets

Source: SNL Financial, Sheffield management. Surety direct premiums written exclude fidelity and other.
[1] Subguard, an alternative product to subcontract performance / payment bonds, is a 2-party agreement that shifts the burden of defaulting subcontractors to the insurance company, as the policy specifies that the insurance company will compensate the general contractor for losses resulting from a subcontractor's default. A subguard policy covers all subcontractors on a given project.

Benchmarking Analysis 32

PRELIMINARY AND CONFIDENTIAL Sheffield Business Mix vs. Selected Peers Data for FY2009 Large Commercial Insurers Specialty Insurers 6.8% 86.9% 87.5% 95.7% 97.1% 98.3% 97.2% 96.5% 95.7% 98.6% 93.2% 13.1% 12.5% 1.7% 1.4% 4.3% 2.9% 2.8% 3.5% 4.3% Sheffield TRV CB HIG ACE HCC AFG Hanover Arch RLI 2009 Surety Mkt Share 7.8% 17.8% 5.3% 3.5% 2.1% 3.2% 1.9% 1.9% 1.5% NA Surety as % of Total DPW Other Lines of Business Source: SNL Financial, based on 2009 direct premiums written. Market share based on data from The Surety Association of America. Surety direct premiums written exclude fidelity and other. Benchmarking Analysis 33

PRELIMINARY AND CONFIDENTIAL Sheffield Financial Performance vs. Selected Peers Data Shown for Surety Business Segment of Each Company Surety Premium Growth — 5-Year CAGR (2004-2009) Surety Combined Ratio — 5 Year Average (2004-2009) 12.8% 89.5% 85.4% 11.2% 78.1% 74.5% 72.8% 70.8% 68.9% 7.4% 7.3% 7.3% 51.8% 5.3% 4.2% 3.8% HCC Liberty AFG CB RLI Sheffield Hartford TRV AFG Hartford Sheffield RLI Liberty HCC TRV CB Mutual Mutual Surety Calendar Year Loss & LAE Ratio — Last 10 Years Surety Expense Ratio — Last 10 Years 71.3% 70.7% 60.6% 58.9% 59.9% 59.2% 66.7% 64.0% 61.2% 55.3% 53.6% 52.2% 58.9% 55.0% 53.9% 54.5% 50.4% 58.2% 31.8% 31.9% 31.5% 55.0% 47.8% 35.5% 44.8% 25.1% 49.4% 36.7% 22.3% 47.7% 48.8% 46.8% 30.2% 16.5% 47.1% 24.3% 24.5% 23.2% 18.7% 22.7% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 Sheffield Surety Industry Source: SNL Financial, statutory filings, Dowling & Partners 2010 Surety Primer report and Sheffield management Benchmarking Analysis 34

PRELIMINARY AND CONFIDENTIAL Sheffield Capital Position vs. Selected Peers Data as of September 30, 2010 ($ in millions) AM Best Statutory NPW / Moody’s Debt / FY 20009 FSR Surplus Surplus Total Capital 1 Est. BCAR 2 Sheffield A $783 0.6 x 2.9% 417.7% Fullerton A 9,638 0.7 20.3 210.3 Large, Commercial Line Insurers Travelers A+ $20,868 1.0 x 23.4% 295.5% ACE A+ 15,929 0.9 16.4 192.4 Chubb A++ 14,500 0.8 22.1 330.5 Hartford A 16,347 0.6 26.8 206.1 Specialty Insurers Arch Capital 3 A $851 1.8 x 13.1% 154.8% American Financial A 3,238 0.8 17.3 206.6 HCC A+ 2,104 1.0 10.5 179.0 Hanover Group A 1,795 1.8 26.3 226.0 RLI A+ 814 0.6 9.9 337.6 Source: Company filings, Sheffield management, SNL Financial 1 Moody’s debt to total capital includes debt adjustment for rent and pension expense. 2 For Sheffield, estimated BCAR per Sheffield management. For all other companies listed, estimated BCAR based on AM Best reports as of end of year 2009. 3 For Arch Capital, statutory surplus and NPW / surplus for the company’s U.S. insurance and reinsurance subsidiaries only. Benchmarking Analysis 35

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Sheffield Investment Portfolio vs. Selected Peers

Data as of September 30, 2010

($ in millions)


Large Commercial Insurers
Specialty Insurers
Sheffield
TRV
ACE
CB
HIG
Arch
AFG
HCC
Hanover
RLI
Other
Equity
Government & Agency¹
MBS / ABS / CMBS / CDOs
Corporate
Municipal
4.4%
0.1%
9.6%
33.5%
52.4%
5.1%
0.7%
12.2%
6.1%
20.5%
55.4%
3.2%
36.2%
23.7%
31.8%
4.3%
0.8%
5.2%
3.3%
21.1%
7.6%
15.8%
47.0%
8.0%
25.2%
8.6%
18.1%
30.6%
9.5%
7.0%
3.6%
26.0%
29.5%
24.2%
9.7%
5.4%
2.7%
5.6%
28.0%
46.5%
11.8%
20.0%
21.6%
11.9%
46.4%
2.5%
4.8%
0.8%
23.5%
49.2%
19.2%
15.2%
25.9%
15.9%
30.3%
12.6%

	Sheffield	TRV	ACE	CB	HIG	Arch	AFG	HCC	Hanover	RLI
Total Invested Assets:	$1,470	$74,717	$50,971	$43,052	$133,590	$12,052	$21,583	$5,835	$5,072	$1,978
% Fixed Income:	99.9%	94.2%	96.0%	91.6%	66.8%	89.4%	91.9%	100.0%	96.7%	84.8%

Source: Company filings. Figures do not include cash and cash equivalent.
Note: "Other" includes – TRV: redeemable preferred stock and real estate; ACE: limited partnerships and partially-owned investments; CB: distributions from limited partnerships; HIG: mortgage loans, policy loans, limited partnerships, other alternative investments, and controlling interest in investment trust; Arch: TALF investments, AFS, and short term investments pledged under securities lending agreements; AFG: mortgage loans, policy loans, and real estate; Hanover: mortgage loans and real estate.
[1] Includes short-term investments and foreign government securities.

Benchmarking Analysis 36

PRELIMINARY AND CONFIDENTIAL VI. Preliminary Review of Potential Strategic Alternatives Preliminary Review of Potential Strategic Alternatives 37

PRELIMINARY AND CONFIDENTIAL

Potential Considerations Regarding Sheffield's Illustrative Alternatives

		Rationale	Considerations
Immediately Actionable	Status Quo (No Sale)	■ Least disruptive ■ Has performed well through financial crisis and soft market; well-positioned to achieve continued profitability ■ Focus on enhancing current business — Realize benefits from current operating and product initiatives ■ Can sell at later point, potentially for more value if multiples improve	■ Challenge to deploy significant amount of excess capital given majority ownership ■ Ability to achieve desired growth / scale ■ Will take time to build out additional teams, market new products, etc. ■ Valuation may be capped if remain as monoline company with limited use of capital
Immediately Actionable	Minority Buy-In By Fullerton	■ Shareholders receive premium to current share price and potentially book value — Simplifies ownership and governance structure — Full access to large statutory surplus base and elimination of fronting agreement with Fullerton — Cost savings / other synergies	■ Ability to achieve sufficient premium ■ Public shareholders give up potential upside if business performs well and multiples recover ■ May lose competitive advantage of pure play focus ■ Loss of acquisition and compensation currency ■ Rating agency implications
Other Financial Alternatives	Special Dividend Share Repurchase	■ Allows shareholders immediate cash proceeds — Fund with either excess capital or net proceeds from incremental debt offering or both ■ Accretive to ROE ■ Special dividend treats all shareholders equally ■ Share buyback EPS accretive	■ Fullerton may veto / prevent ■ Potential impact to credit rating, depending on size ■ Reduced capital cushion ■ Dilutive to EPS / BVPS, particularly special dividend ■ Optics of potential reduction in share price (immediately ex-dividend) ■ Share buyback potentially limited given stock's low float ■ Share buyback may adversely impact liquidity of public float
Other Strategic Alternatives	Acquisition Sale of Whole Company Sale of Minority Stake	■ Acquisition provides scale, enhances competitive position and could diversify products / earnings — Ability to be a larger participant in certain segments (i.e., large commercial) ■ For whole company sale, shareholders receive control premium to current share price — Potential hypothetical interest from diversified and specialty insurers — Auction dynamic could maximize valuation — Provides shareholders with full liquidity	■ Fullerton publicly announced that it will not sell its stake in Sheffield ■ Fullerton approval required for acquisitions — Number of attractive and actionable targets? ■ Hypothetical buyer universe maybe limited to large strategic players given Treasury underwriting limitations ■ Sale of minority stake likely not actionable given ownership structure

Preliminary Review of Potential Strategic Alternatives 38

PRELIMINARY AND CONFIDENTIAL Minority Buy-In: Illustrative Potential Expense Synergies ($ in millions, except per share data) Estimated Run-Rate Expense Public Company Costs $1.7 Interest Expense 1.4 Income Tax Preparation / Rating Agency Fees 0.2 FAS123R Expense 0.6 Accounting Personnel 1.0 IT Personnel 1.0 Senior Management 1.2 Illustrative Pre-Tax Expense Synergies $7.0 Illustrative After-Tax Expense Synergies 1 4.6 Illustrative After-Tax Synergies Per Share $0.10 % of Total Non-Commission Expenses 2 8.1% Source: Sheffield management 1 Assumes 35% tax rate. 2 Assumes run-rate non-commission expenses of $87mm. Preliminary Review of Potential Strategic Alternatives 39

PRELIMINARY AND CONFIDENTIAL Minority Buy-In: Selected Insurance Company Buyouts by Significant Existing Shareholders ($ in millions) Initial Final Aggregate Final Premium Over Premium to Premium to Inside Date Acquiring Company/ Consideration 1-Week Avg 52- Undisturbed Undisturbed Ownership Tender Offer / of Ann. Acquired Company (mm) Prior to Ann. Week High Stock Price Stock Price Pre- Trans. Merger 10-Mar-08 Nationwide Mutual $2,400 32.0% (19.1)% 24.4% 37.8% 66.0% Merger NFS 17-Jul-07 Alfa Mutual 840 44.4 10.8 15.8 44.7 54.7 Merger Alfa Corp 22-Feb-07 American Financial Group Inc 245 14.0 2.3 8.6 13.2 75.7 Merger Great American Finl Res Inc 24-Jan-07 AIG 813 33.5 22.6 19.0 32.6 61.9 Merger 21st Century Insurance Co 21-Mar-06 Erie Indemnity Co 75 12.3 (0.6) 6.7 6.7 75.1 Tender Erie Family Life Insurance Co 6-Jun-01 Liberty Mutual Insurance Co 536 0.6 (29.2) 2.3 2.3 65.6 Merger Liberty Financial Cos Inc 30-Aug-00 AXA SA 11,189 8.0 4.4 2.4 4.6 60.0 Tender AXA Financial Inc 27-Mar-00 Hartford Fin Svcs Group Inc 1,325 25.5 (8.2) 3.4 18.6 81.5 Tender Hartford Life(ITT Hartford) 21-Mar-00 Citigroup 2,449 23.1 1.5 23.2 24.6 85.0 Tender Travelers Prop. Casualty Corp 27-Oct-98 Allmerica Financial Corp 212 16.6 (4.0) 5.2 20.6 82.0 Tender Citizens Corp Low 0.6% (29.2)% 2.3% 2.3% 54.7% Median 19.8 0.5 7.6 19.6 70.6 High 44.4 22.6 24.4 44.7 85.0 Source: Company filings and press releases, Thomon One, and SDC Financial Note: Reflects insurance company transactions for U.S. targets. Preliminary Review of Potential Strategic Alternatives 40

PRELIMINARY AND CONFIDENTIAL Minority Buy-In: Comparison of Selected Buyouts of U.S. Targets by Significant Existing Shareholders Stock Price 1 Day Initial Initial Premium Majority of Date % Owned Prior Prior to Bid per No of Final Bid Over Market Final Premium % Increase Minority Tender Offer Announced Target Name Acquiror Name to Transaction Value ($MM) Announcement Share bumps per Share Price Over Market Price in Offer Clause? vs. Merger 16-Aug-2010 ResCare Inc Onex Corp 24.9% $487 $10.14 $12.60 1 $13.25 24.3% 30.7% 5.2% NA M 20-Jul-2010 Lions Gate Entertainment Corp Carl Icahn 33.9 1,147 6.03 6.50 1 7.50 7.8 24.4 15.4 NA T 19-Jul-2010 NaviSite Inc Atlantic Investors LLC 36.6 157 2.79 3.05 0 3.05 9.3 9.3 0.0 NA M 21-Mar-2010 CNX Gas Corp Consol Energy Inc 82.5 989 30.80 38.25 0 38.25 24.2 24.2 0.0 Y T 23-Sep-2009 SkyTerra Communications Inc SkyTerra Commun Inc SPV 48.6 1,208 3.40 5.00 0 5.00 47.1 47.1 0.0 N M 04-Sep-2009 Odyssey Re Holdings Corp Fairfax Financial Holdings Ltd 72.6 1,041 50.23 60.00 1 65.00 19.5 29.4 8.3 Y T 27-Apr-2009 Atlas Energy Resources Atlas America 48.0 1,268 14.35 14.40 0 14.40 0.3 0.3 0.0 N M 20-Apr-2009 Pepsi Bottling Group PepsiCo 33.1 10,758 25.20 29.50 1 36.50 17.1 44.8 23.7 N M 20-Apr-2009 PepsiAmericas PepsiCo 43.0 3,900 19.88 23.26 1 28.50 17.0 43.4 22.5 N M 13-Oct-2008 Sovereign Bancorp Inc Banco Santander SA 24.3 1,910 3.81 3.81 0 3.81 0.0 0.0 0.0 N M 12-Aug-2008 UnionBanCal corp Bank of Tokyo-Mitsubishi UFJ 61.1 3,707 58.18 63.00 1 73.50 8.3 26.3 16.7 Y T 21-Jul-2008 Genentech Inc Roche Holding AG 55.9 46,695 81.82 89.00 2 95.00 8.8 16.1 6.7 Y T 05-Jun-2008 Tercica Inc Ipsen SA 42.7 360 4.41 9.00 0 9.00 104.1 104.1 0.0 N M 10-Mar-2008 Nationwide Finl Svcs Inc Nationwide Mutual Insurance Co 66.0 2,400 37.93 47.20 1 52.25 24.4 37.8 10.7 N M 29-Jan-2008 Quadra Realty Trust Inc Hypo Real Estate Capital Corp 34.7 179 7.96 10.65 0 10.65 33.8 33.8 0.0 Y T 23-Oct-2007 Waste Industries USA Inc Investor Group 51.0 272 28.47 36.75 1 38.00 29.1 33.5 3.4 N M 17-Jul-2007 Alfa Corp Investor Group 54.7 840 15.20 17.60 1 22.00 15.8 44.7 25.0 N M 02-Apr-2007 Tribune Co Sam Zell 52.5 13,117 32.11 34.00 0 34.00 5.9 5.9 0.0 N M 22-Feb-2007 Great American Finl Res American Financial Group 81.0 245 21.64 23.50 1 24.50 8.6 13.2 4.3 N M 24-Jan-2007 21st Century Insurance Co. AIG 60.8 813 16.34 19.75 1 22.00 19.0 32.6 11.4 N M 20-Nov-2006 TD Banknorth Inc. Toronto-Dominion Bank 54.8 3,232 30.25 32.33 0 32.33 6.9 6.9 0.0 N M 09-Oct-2006 NetRatings Inc VNU NV 55.8 378 14.57 16.00 1 21.00 9.8 44.1 31.3 N M 28-Aug-2006 Seitel Inc ValueAct Capital Partners LP 39.0 443 3.50 3.70 0 3.70 5.7 5.7 0.0 N M 05-Jun-2006 Trizec Properties Inc Investor Group 37.1 4,747 24.60 29.01 0 29.01 17.9 17.9 0.0 N M 17-Mar-2006 William Lyon Homes General William Lyon 46.7 1,221 75.70 93.00 2 109.00 22.9 44.0 17.2 Y T 06-Feb-2006 Lafarge North America Lafarge SA 48.9 3,227 64.25 75.00 2 85.50 16.7 33.1 14.0 Y T 14-Sep-2006 Applica Inc Harbinger Capital Partners 37.3 266 4.56 6.00 4 8.25 31.6 80.9 37.5 N M 27-Sep-2005 New Valley Corp Vector Group Ltd 57.7 106 7.45 9.01 1 10.78 20.9 44.7 19.6 Y T 12-Sep-2005 WFS Financial Inc Wachovia Corp 83.4 503 64.92 73.86 0 73.86 13.8 13.8 0.0 Y M 01-Sep-2005 Chiron Corp Novartis AG 37.7 6,625 36.44 40.00 2 48.00 9.8 31.7 20.0 Y M 01-Sep-2005 7-Eleven Inc IYG Holding Co 69.7 1,301 28.34 32.50 1 37.50 14.7 32.3 15.4 Y T 01-Jul-2005 Tipperary Corp Santos Ltd 54.5 139 6.25 7.41 1 7.43 18.6 18.9 0.3 Y M 03-Mar-2005 Siliconix Inc Vishay Intertechnology Inc 80.4 231 28.90 33.87 1 39.45 17.2 36.5 16.5 Y T 21-Feb-2005 Eon Labs Inc Novartis AG 66.4 932 27.92 31.00 0 31.00 11.0 11.0 0.0 Y T 27-Jan-2005 Genencor International Danisco A/S 84.0 183 15.54 19.25 0 19.25 23.9 23.9 0.0 Y T 18-Jan-2005 UGC Holdings Liberty Media 52.2 11,499 9.64 9.58 0 9.58 (0.6) (0.6) 0.0 Y M Mean 18.5% 29.1% 9.0% Median 16.9 30.0 4.7 Source: Company filings and press releases, Thomson One, SDC Finan cial Preliminary Review of Potential Strategic Alternatives 41

PRELIMINARY AND CONFIDENTIAL Special Dividend: Illustrative Capital Adequacy Analysis ($ in millions) Reduce Surplus By: Estimated $200mm $300mm $400mm 2010 2010 2010 2010 Regulatory Largest Bond under Max Net Retention 1 $164 $144 $134 NA Treasury Limitation 2 77 57 47 NA Rating Agency BCAR 480% 374% 320% 266% Leverage Premium / Surplus 0.5 x 0.7 x 0.9 x 1.1 x Debt / Total Capital 2.9% 3.6% 4.1% 4.7% Profitability ROE 10.5% 11.7% 12.4% 13.2% Source: Sheffield management 1 Sheffield’s ceded reinsurance program is predominantly comprised of excess of loss reinsurance contracts that limit the Company’s retention on a per principal basis and the maximum size of a single bond that the Company can issue. Due to the terms of the excess of loss treaties, reinsurers may cover some principals in one year but then exclude these same principals in subsequent years. As a result, the Company may have exposures to these principals that have limited or no reinsurance coverage. 2 The U.S. Department of Treasury underwriting limitations are based on an insurer’s statutory surplus. The maximum size (net retention) of a single federal surety bond is 10% of statutory surplus. Preliminary Review of Potential Strategic Alternatives 42

PRELIMINARY AND CONFIDENTIAL Special Dividend: Illustrative Pro Forma Analysis Funded Using Sheffield Excess Capital ($ in millions, except per share data) Illustrative Pro Forma Impact “Value Map” Regression Analysis Special Dividend Amount: $200mm $300mm $400mm 1.8 x Pro Forma Earnings y = 0.1053x 0.0344 -R [2] = 0.6531 2011E Standalone Net Income (IBES) $103 $103 $103 Loss of Interest Income (5) (7) (9) 1.6 x Sheffield -Interest Expense 0 0 0 $400mm Sheffield — Div 2011E Pro Forma Net Income $98 $96 $94 $300mm 1.4 x Standalone 2011 EPS $2.30 $2.30 $2.30 Div Pro forma 2011 EPS 2.20 2.15 2.10 EPS Accretion / (Dilution) (4.4)% (6.6)% (8.9)% Chubb 1.2 x Sheffield -$200mm Div Pro Forma Balance Sheet AOCI) Equity ex. AOCI - 9/30/10 $975 $975 $975 Travelers ACE 1.0 x Q4 2010 Earnings (IBES) $6 $6 $6 (ex. Dividend (200) (300) (400) P/B Pro Forma Equity ex. AOCI — 12/31/10 $781 $681 $581 Sheffield — 0.8 x Fullerton Pre Offer Standalone F-D BVPS — 12/31/10E $21.97 $21.97 $21.97 Pro Forma F-D BVPS — 12/31/10E 17.49 15.25 13.01 BVPS Accretion / (Dilution) % (20.4)% (30.6)% (40.8)% 0.6 x Hartford Standalone ROE — 2011E 9.9% 9.9% 9.9% Pro Forma ROE - 2011E 11.8 13.2 14.9 ROE Accretion / (Dilution) (bps) 188 bps 320 bps 496 bps 0.4 x Pro Forma Credit Metrics 0.2 x Stand Alone Debt / Cap — 12/31/10E 2.9% 2.9% 2.9% 5.0% 7.0% 9.0% 11.0% 13.0% 15.0% 17.0% Proforma Debt / Cap — 12/31/10E 3.5% 4.0% 4.6% 2011 ROE Note: Selected Key Assumptions: (1) special dividend funded with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) opportunity cost of cash of 3.5%; (4) earnings per share based on IBES estimate of $0.57 for Q4 2010E and $2.30 for 2011E; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count. Preliminary Review of Potential Strategic Alternatives 43

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Levered Special Dividend: Illustrative Pro Forma Analysis

Funded Using Excess Capital and $100mm of Senior Debt

($ in millions, except per share data)

Illustrative Pro Forma Impact

Special Dividend Amount:	$300mm	$400mm	$500mm
Pro Forma Earnings			
2011E Standalone Net Income (IBES)	$ 103	$ 103	$ 103
Loss of Interest Income	(5)	(7)	(9)
Interest Expense	(5)	(5)	(5)
2011E Pro Forma Net Income	$ 93	$ 91	$ 89
Standalone 2011 EPS	$ 2.30	$ 2.30	$ 2.30
Pro forma 2011 EPS	2.09	2.04	1.99
EPS Accretion / (Dilution)	(9.2)%	(11.4)%	(13.6)%
Pro Forma Balance Sheet			
Equity ex. AOCI - 9/30/10	$ 975	$ 975	$ 975
Q4 2010 Earnings (IBES)	$ 6	$ 6	$ 6
Dividend	(300)	(400)	(500)
Pro Forma Equity ex. AOCI - 12/31/10	$ 681	$ 581	$ 481
Standalone F-D BVPS - 12/31/10E	$ 21.97	$ 21.97	$ 21.97
Pro Forma F-D BVPS - 12/31/10E	15.25	13.01	10.77
BVPS Accretion / (Dilution) %	(30.6)%	(40.8)%	(51.0)%
Standalone ROE - 2011E	9.9 %	9.9 %	9.9 %
Pro Forma ROE - 2011E	12.8	14.5	16.9
ROE Accretion / (Dilution) (bps)	287 bps	458 bps	694 bps
Pro Forma Credit Metrics			
Stand Alone Debt / Cap - 12/31/10E	2.9 %	2.9 %	2.9 %
Proforma Debt / Cap - 12/31/10E	14.9 %	16.8 %	19.3 %
Interest Coverage - 2011E	131.1 x	131.1 x	131.1 x
Pro Forma Interest Coverage - 2011E	16.8 x	16.5 x	16.1 x

Selected Observations

- Sheffield currently receives an "A" financial strength rating from A.M. Best[1]
  - The rating reflects Sheffield's solid risk-adjusted capitalization, historically profitable operating results and leading market positions
  - Partially offsetting the positive rating factors are variability in operating results in the prior soft market cycle and areas of adverse loss reserve development experienced on a number of prior accident years
  - Sheffield benefits from the financial flexibility of Fullerton and its main operating subsidiaries, which have demonstrated commitment to the group through reinsurance support
- Sheffield currently shares an S&P rating with Fullerton and is not rated by Moody's
- While rating agencies have not provided expectations for Sheffield's target financial leverage and coverage ratios, they have commented on the Company's significant financial flexibility given its low financial leverage and strong coverage ratios
- Assuming a senior debt issuance of $100mm to fund a portion of an illustrative special dividend, pro-forma leverage and coverage metrics continue to be stronger than the credit guidelines[2] associated with Sheffield's current ratings at S&P and A.M. Best
  - Fullerton's consolidated financial leverage would increase by less than one percentage point

Note: Selected Key Assumptions: (1) special dividend funded with $100mm of senior debt, remainder with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) assumed cost of debt of 7.5%; (4) earnings per share based on IBES estimate of $0.57 for Q4 2010E and $2.30 for 2011E; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count.

[1] Source: A.M. Best credit rating report dated July 7, 2010.

[2] See "Rating Agency Financial Leverage Guidelines" in Appendix A.

Preliminary Review of Potential Strategic Alternatives 44

PRELIMINARY AND CONFIDENTIAL VII. Next Steps Next Steps 45

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Calendar of Key Events / Dates

January 2011

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

February 2011

S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28					

March 2011

S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

Date	Topic	Description
January 2011	Projections	■ Sheffield management is developing a five-year financial model — Projections will reflect 2010 year-end financial results — Sheffield management will also incorporate potential new initiatives ■ Sheffield management to present projections to the Special Committee
	Loss Reserves	■ Sheffield management has performed an internal analysis of reserves as of September 30, 2010. This analysis will be rolled forward to year end ■ Milliman to complete an independent loss and LAE reserve study
	Excess Capital	■ Sheffield management to update excess capital analysis, subject to conversations with rating agencies
	Valuation	■ Goldman Sachs to present views on illustrative financial analysis to the Special Committee ■ Special Committee, in consultation with advisors, to assess full range of potential strategic alternatives
	Other Tactics	■ Communications strategy with Fullerton and other Sheffield shareholders ■ Response to offer
04-Feb-2011	Company Event	■ Sheffield Q4 2010 Earnings Release
07-Feb-2011	Company Event	■ Fullerton Q4 2010 Earnings Release
14-Feb-2011		■ 13F Filings

Next Steps 46

PRELIMINARY AND CONFIDENTIAL Appendix A: Additional Background Materials Additional Background Materials 47

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Sheffield Historical Financial Performance

($ in millions, except per share data)

Income Statement	2005A	2006A	2007A	2008A	2009A	2010 YTD
Gross Premiums Written	$ 417.5	$ 451.4	$ 471.7	$ 467.1	$ 438.3	$ 341.3
Ceded Premiums	(51.6)	(41.7)	(43.4)	(35.4)	(27.3)	(18.1)
Net Premiums Written	365.9	409.6	428.3	431.7	411.0	323.1
Net Earned Premiums	348.4	393.6	421.5	431.7	421.9	313.7
Investment Income	35.7	38.1	44.2	45.9	51.6	40.7
Total Revenue	$ 384.1	$ 431.7	$ 465.7	$ 477.6	$ 473.4	$ 354.4
Loss & LAE	$ 127.8	$ 95.8	$ 103.1	$ 80.8	$ 69.4	$ 69.3
Commissions	115.5	120.5	126.7	127.7	119.5	NA
Underwriting Expenses	87.0	96.2	102.1	107.7	113.9	NA
Other Expenses	3.5	3.5	0.2	2.1	1.4	0.9
Total Expenses	$ 333.9	$ 316.1	$ 333.5	$ 318.4	$ 304.2	$ 238.3
Pre-Tax Income	$ 50.2	$ 115.6	$ 132.2	$ 159.2	$ 169.2	$ 116.1
Net Operating Income	**$ 37.1**	**$ 83.6**	**$ 92.8**	**$ 111.3**	**$ 117.1**	**$ 79.2**
Diluted Earnings Per Share	**$ 0.89**	**$ 1.89**	**$ 2.09**	**$ 2.49**	**$ 2.65**	**$ 1.80**
Key Operating Ratios						
AY Loss Ratio	43.4 %	25.7 %	25.7 %	29.3 %	24.6 %	28.8 %
Reserve Development - Favorable	*$ 23.3*	*$ 5.3*	*$ 5.1*	*$ 45.5*	*$ 54.3*	*$ 21.2*
CY Loss Ratio	36.7	24.3	24.5	18.7	16.5	22.1
Acquisition Ratio	33.2	30.6	29.7	29.6	28.3	NA
Underwriting Ratio	25.0	24.4	24.2	24.9	27.0	NA
Combined Ratio - Total	94.8	79.4	78.4	73.3	71.8	75.7 %
Balance Sheet	**2005A**	**2006A**	**2007A**	**2008A**	**2009A**	**Q3 2010**
Investments	$ 723.6	$ 786.5	$ 965.1	$ 1,035.9	$ 1,267.8	$ 1,430.8
Reserves	665.5	688.0	731.8	687.5	653.9	697.1
Total Assets	1,262.6	1,368.3	1,507.7	1,565.5	1,709.0	1,872.4
Total Debt	50.6	30.7	30.8	30.9	30.9	30.9
Total Equity	$ 476.6	$ 565.9	$ 667.7	$ 767.3	$ 923.1	$ 1,040.9
Key Ratios						
ROE	8.4 %	16.0 %	15.0 %	15.5 %	13.9 %	11.0 %
BVPS	$ 11.00	$ 12.90	$ 15.13	$ 17.37	$ 20.85	$ 23.48

Source: Company filings and Sheffield management

Additional Background Materials 48

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Rating Agency Financial Leverage Guidelines

S&P and Moody's

- Rating agencies use a number of ratios to gauge the risks associated with a company's financial leverage profile, which they evaluate in light of a company's financial policies, business risks, earnings and liquidity

S&P – Financial Leverage Ratio Guidelines

	GAAP Interest Coverage[1]		Leverage (as % of total capital)	
Senior Debt Rating	Low Interest Rate Environment	High Interest Rate Environment	Debt Leverage	Financial Leverage
AAA	10x+	8x+	≤ 15%	≤ 30%
AA	8x – 10x	6x – 8x	15% - 25%	30% - 40%
A	5x – 8x	4x – 6x	25% - 35%	40% - 50%
BBB	3x – 5x	3x – 4x	35% - 45%	50% - 60%
BB	2x – 3x	2x – 3x	45% - 65%	60% - 80%

Moody's – Financial Leverage Ratio Guidelines

	Coverage Metrics		Leverage (as % of total capital)	
Financial Strength Rating	Earnings Coverage[2]	Cash Flow Coverage[3]	Adjusted Financial Leverage	Total Leverage
Aaa	> 12x	> 7x	< 15%	< 15%
Aa	8x – 12x	5x – 7x	15% - 30%	15% - 30%
A	4x – 8x	3x – 5x	30% - 40%	30% - 40%
Baa	2x – 4x	1.5x – 3x	40% - 50%	40% - 50%
Ba	0x – 2x	0x – 1.5x	50% - 60%	50% - 60%

[1] *EBITDA (excl DAC amortization) / interest expense + non-qualifying hybrids interest*
[2] *EBIT / interest expense + preferred dividends*
[3] *Maximum available dividends from regulated subsidiaries / interest expense + preferred dividends*

Additional Background Materials 49